Exhibit 10.3

OUTSOURCING AGREEMENT

This Outsourcing Agreement (the “Agreement”) is made as of this 1st day of March 2015, between P413 Management, LLC whose address is 3015 Fontana Blvd, Rockwall, TX 75201 (“Consultant”) and MyEasyHQ, LLC, whose address is 12001 N Central Expressway, Suite 825, Dallas, Texas, 75243 (“Client”). Consultant and Client are hereinafter referred to collectively as the “Parties” or individually as a “Party.”

Client desires to engage the Services (defined below) of Consultant, as an independent contractor and not as an employee, to render its Services on the terms and conditions provided in this Agreement.

Consultant desires to render Services for Client on the terms and conditions provided in this Agreement.

THEREFORE, In consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

I.      Independent Contractor Status

a.	Client intends Consultant to be an independent contractor in the performance of the Services.

b.	Consultant will have the right to control and determine the methods and means of performing the Services.

c.	Consultant will not hold itself out to be an employee, member, partner, shareholder or other associate of Client.

d.	Client will not withhold Social Security or Medicare taxes from Contractor’s payments or make such tax payments on Consultant’s behalf, or withhold state or federal income tax from Consultant’s payments or make state or federal unemployment contributions on Consultant’s behalf.

e.	Consultant will pay all applicable taxes related to the performance of Services under this Agreement.

II.   Services

(1)	The specific services to be rendered by Consultant to Client consist of back office and administration support as needed, which include, but is not limited to: employee staffing for services related to administrative and sales support (the “Services”).

(2)	Services are limited to those expressly described in subheadings (1). Consultant will not provide support in the area of legal recommendations or advice, complex taxation issues, insurance product recommendations, investment advisory services, or have discretion of client assets.

III.	Use of Agents

Consultant is authorized to engage the services of any agents, i.e. assistants, persons, or corporations that it determines proper to aid or assist in the proper performance of the Services to be provided herein. The Client has the right to approve agents or request a change of agent.

IV.	Fee

For the Services to be rendered under this Agreement, Consultant will bill the Client on a monthly basis for services rendered each month (the “Fee”). The Fee is due on the first day of each calendar month until this Agreement is terminated. If the Term begins on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Fee for such partial month will be pro-rated by the Consultant. If the Fee is not received by Consultant from Client within five (5) business days of the first day of each calendar month, then Client agrees to pay an additional 2% of the Fee in arrears. It is understood that this is not interest, but a fair and reasonable estimate of the costs Client will incur by reason of late payment.

If Client requires additional services not included in this Agreement, the Fee for the additional services must be negotiated and paid separately.

V.	Devotion Of Time

Consultant will devote the time that is reasonably necessary for a satisfactory performance of its duties under this Agreement. If Client requires additional services not included under this Agreement, Consultant will make a reasonable effort to fit those additional services into its time schedule without decreasing the effectiveness of performance of duties required under this Agreement. However, the availability of Consultant to provide additional services to Client is subject to the provisions for additional fees for additional services as discussed in Section IV above.

VI.	Obligations of Client

Client agrees to gather and furnish all the necessary data within a reasonable period of Consultant submitting a request in writing to Client, not to exceed five (5) days. Client agrees to take reasonable steps to verify that the data provided by Client or compiled by Client will be accurate and complete. If complete and accurate data is not provided, or if the data is not provided within five (5) days from the written request, Consultant may, at its option, extend the period for completion of the project by a commensurate length of time or cancel the project.

Client will remain the point of contact for its customers, vendors and other service providers, and Consultant will not contact Client’s customers, vendors or other service providers directly unless expressly instructed to do so in writing by Client.

Consultant will not be responsible for errors, omissions or misinterpretations between the Client and its customers, vendors or other service providers. Client will be responsible for reviewing all data and information gathered from its customers, vendors and other service providers prior to submission to Consultant, and Client will also be responsible for reviewing the completed project or plan to ensure that the project or plan meets its objectives.

VII.	Confidential Information

Each Party shall treat, and shall cause its employees and agents to treat, any information and data concerning the other Party and/or the client including, without limitation, information and data relating to their respective business, financial information, personal information and the like which may come within the knowledge of a Party or its employees or agents in the performance of, or in connection with Services provided under this Agreement as confidential information and data, and shall not use or disclose such confidential information and data to others during or subsequent to the performance of the Services under this Agreement (except as necessary to perform such Services) without the prior written approval of the other Party. These obligations shall survive the termination or expiration of this Agreement.

VIII.	Entire Agreement

This Agreement constitutes the sole and only agreement of the Parties and supersedes any prior understandings or written or oral agreements between the Parties respecting this subject matter.

IX.	Assignment

Neither this Agreement nor any duties or obligations may be assigned by either Party without the prior written consent of the other Party. In the event of an assignment to which the other Party has consented, the assignee or the assignees’ legal representative must agree in writing with the other to personally assume, perform, and be bound by all the provisions of this Agreement.

X.	Successors and Assigns

Subject to the provisions regarding assignment, this Agreement is binding on and inures to the benefit of the Parties to it and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

XI.	Arbitration

All claims and disputes arising under or relating to this Agreement are to be settled by binding arbitration in the county of Dallas in the State of Texas or another location mutually agreeable to the Parties. An award of arbitration may be confirmed in a court of competent jurisdiction.

XII.	Governing Law

This Agreement, and the rights and duties of the Parties under it, are governed by the laws of the State of Texas.

XIII.	Amendment

This Agreement may be amended by the mutual agreement of the Parties to it, in a writing signed by both Parties to be attached to and incorporated in this Agreement.

XIV.	Legal Construction

In the event that any one or more of the provisions contained in this Agreement is for any reason be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions, and this Agreement will be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

XV.	Term

The term of this Agreement is for a period from the Effective Date as noted below, until both parties mutually agree, in writing, on termination of the Agreement. Both parties are required to give thirty (30) days written notice of termination.

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This Agreement may be terminated at any time by either Party by giving written notice to the other Party at the address stated above.

Effective Date: March 1, 2015

MyEasyHQ, LLC

By: _____/s/Carl Dorvil_________________

Name: Carl Dorvil

Title: CEO

P413 Management, LLC

By: _____/s/Josh Runnels_______________

Name: Josh Runnels

Title: COO